Exhibit 99.2

Florida East Coast Industries, Inc. to Host Conference Call to Discuss Acquisition Agreement

          ST. AUGUSTINE, Fla., Jan. 6 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) will host a conference call to discuss this morning’s announcement regarding an agreement to acquire Codina Group, Inc. and related interests, Friday, January 6, 2006, at 10:30 a.m. Eastern Time (ET).

          The conference call and accompanying slide presentation will be webcast via FECI’s website and can be accessed at http://www.feci.com in the investor relations section.  The dial-in numbers for the call are 888/455-0041 or 210/234-0028, passcode 1606.

          A replay of the call will be available approximately 2 hours after completion of the call on the Company’s website and at 866/461-2738 or at 203/369-1354, passcode 1606, until Friday, February 3, 2006 at 11:59 p.m. ET.  In addition, a copy of the slide presentation will be available on the website at the conclusion of the call.

          Florida East Coast Industries, Inc., headquartered in St. Augustine, Fla., conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (Railway).  Flagler owns, leases and manages 7.8 million square feet of commercial and industrial space, as well as an additional 430,000 square feet under construction, and owns approximately 657 acres of entitled land and approximately 2,511 acres of additional Florida properties. Railway is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com .

SOURCE  Florida East Coast Industries, Inc.
          -0-                                                                       01/06/2006
          /CONTACT:  Bradley Lehan, Florida East Coast Industries, Inc., +1-904-819-2128, or blehan@feci.com/
          /Web site:  http://www.feci.com /